Exhibit 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 64 to the Registration Statement of PFM Funds (Form N-1A; File No. 33-10754) of our report dated August 24, 2018 on the financial statements and financial highlights of PFM Funds Government Select Series included in the Annual Report to shareholders for the fiscal year ended June 30, 2018.

/s/ERNST & YOUNG LLP

Philadelphia, Pennsylvania

October 24, 2018